EXHIBIT 99.1

Endeavor IP, Inc.’s Wholly-Owned Subsidiary, Endeavor MeshTech, Inc., Enters Into Patent License And Settlement Agreement With Leviton Manufacturing Co., Inc.

NEW YORK, NY (December 24, 2014) – Endeavor IP, Inc. (OTC:BB: ENIP) (“Endeavor”), an intellectual property services and patent licensing company, announced today that its wholly-owned subsidiary Endeavor MeshTech, Inc. (“MeshTech”) has entered into a license and settlement agreement with Leviton Manufacturing Co., Inc. (“Leviton”).

“With the announcement of the license and settlement agreement with Leviton, we have successfully settled the first of six lawsuits, related to the MeshTech patent portfolio, we filed less than eight weeks ago,” said Rob Dhat, Chief Executive Officer of Endeavor. The Leviton settlement represents the fourth settlement Endeavor has reached with respect to its MeshTech patent portfolio in 2014. “We look forward to continuing our monetization program,” said Mr. Dhat.

In October of this year, MeshTech filed six patent infringement lawsuits in various United States District Courts asserting claims of patent infringement related to U.S. Patent Nos. 7,379,981 (the “’981 Patent”); 8,700,749 (the “’749 Patent”); and 8,855,019 (the “’019 Patent”). The lawsuits allege that the defendants have infringed and continue to infringe the claims of the ‘981 Patent, the ‘749 Patent and the ‘019 Patent.

About Endeavor IP, Inc.

Endeavor IP, Inc. is an intellectual property services and patent licensing company that is engaged in the acquisition and licensing of intellectual property.  Endeavor is based in New York, NY.

www.enip.com

Forward Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “demonstrate,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Endeavor believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release.  These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Endeavor’s filings with the Securities and Exchange Commission (the “SEC”), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different.  Endeavor expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

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